Exhibit 14.1

ONESPAN INC.

CORPORATE GOVERNANCE GUIDELINES

as amended on October 22, 2020

The Board of Directors (“Board”) of OneSpan Inc. (the “Company”) has developed the following Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its oversight responsibilities and to serve the best interests of the Company and its stockholders. The Guidelines should be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation, By-laws, and the charter documents of the Board and Board committees.

The Guidelines are to provide guidance for corporation direction and control. Their structure specifies the distribution of rights and responsibilities among different participants: the Board, management, stockholders and other stakeholders of the Company. Broadly stated, the Guidelines will assist the Board in representing the Company’s stockholders by meeting two key objectives: first, being faithful to the Board’s oversight responsibilities; and second, advising and counseling on important strategic operating and financial decisions.

The purpose of the Guidelines is to serve as a flexible framework within which the Company may conduct its business and not as a set of legally binding obligations. The Guidelines are subject to modification from time to time by the Board as it considers appropriate in the best interests of the Company or as required by applicable laws and regulations.

1. ROLE OF THE BOARD OF DIRECTORS

•     The Board is legally responsible for the oversight of the management of the Company’s business and its affairs in order to protect and enhance the assets of the Company in the interest of all stockholders. The Board approves the strategic goals of the business, the objectives and policies within which it is managed, and then evaluates management performance.

•     The Board is responsible for hiring the Chief Executive Officer and for planning for the succession of the Chief Executive Officer.

•     The Board supervises management of the business through the Company’s Chief Executive Officer, who is charged with the day-to-day management of the Company, and with the development and implementation of its business strategy.

•     Directors should be committed to the Company, as evidenced by regular Board and committee attendance, preparation for and active participation in meetings, and attention to the interests of the stockholders. Each director is also encouraged and expected to attend the Company’s annual meeting of stockholders.

•     Each director shall discharge all duties as a director, including duties as a member of a Board committee, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation, and otherwise in compliance with applicable law and rules.

2. BOARD COMPOSITION; INDEPENDENCE

•     The Board of Directors should consist of a cross-section of qualified individuals with education and experience appropriate to guide the Company in meeting its legal, financial, and operational objectives. Generally, a director shall be of the highest moral integrity, shall have had significant managerial experience, either as a current or

121 West Wacker Drive, Suite 2050, Chicago, Illinois 60601 USA . OneSpan.com	Revised October 22, 2020

former senior executive of a publicly traded or privately held company, or similar business experience or training.

•     The Board of Directors shall choose from among the directors a Chairman of the Board. In the absence of an independent director holding the position of Chairman, the Board of Directors shall appoint a Lead Independent Director.

•     The Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of Board candidates, as well as the composition of the Board as a whole. This assessment will include director independence, as well as consideration of diversity, character and judgment, skills and experience in the context of the needs of the Board. More specifically, the Corporate Governance and Nominating Committee will evaluate each of the members of the Board and consider each member’s experience, qualifications, attributes and skills that make such member’s continued service on the Board appropriate. The Corporate Governance and Nominating Committee will make recommendations to the full Board concerning all nominees for Board membership, including the re-election of existing Board members and nominees to fill Board vacancies. Final approval of director nominees will be determined by the full Board. Each independent director is expected to promptly disclose to the Board any existing or proposed relationships or transactions that could impact his or her independence.

•     The Company’s By-laws provide that the Board shall consist of at least 4, but no more than 20, directors. A majority of the Board shall consist of directors who the Board has determined have no material relationship with the Company and who qualify as “independent” directors under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). The Board will review annually the relationships that each director has with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company), and only those directors who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Company will disclose these determinations with respect to independence in its annual filings with the SEC.

•     If a director changes his or her primary business or professional activities or relationships, that director shall promptly communicate the change(s) to the Board for its consideration. The Board will then determine if that director should resign his/her position on the Board. A director shall promptly notify the Chairman and the Secretary in the event of any change or anticipated change in his or her affiliations, activities or professional or personal circumstances that (i) may create a conflict or potential conflict of interest, (ii) may trigger any Company reporting obligation, (iii) may result in the director engaging in significant political activity (such as participating in a visible leadership position in a political campaign, running for office or accepting an elected or appointed political office), (iv) has the potential to cause embarrassment, negative publicity or reputational harm to the Company or the director or (v) could result in a possible inconsistency with the Company’s policies or values. The Corporate Governance and Nominating Committee shall then determine if that director should resign his/her position on the Board. All directors must comply with the applicable provisions of the “A Company Free of Conflicts of Interest” section of the Company’s Code of Conduct and Ethics. Each director is expected to promptly disclose to the Board any existing or proposed relationships or transactions that involve or could create a conflict of interest. If a significant conflict of interest involving a director cannot be resolved, the director should promptly tender a resignation to the Board. The Corporate Governance and Nominating Committee shall then review the appropriateness of that director’s continued service on the Board in light of the conflict and make a recommendation to the Board as to whether the resignation should be accepted.

•     No individual can continue to serve as a director or officer if he or she has violated the general anti-fraud provisions of the securities laws.

•     All directors are elected for 1-year terms at the annual meeting of stockholders and serve until their successors are elected and qualified, or their earlier death, removal or resignation.

121 West Wacker Drive, Suite 2050, Chicago, Illinois 60601 USA . OneSpan.com

•     Without the express approval of the Board, no management director may serve on the board of directors (or equivalent governing body) of another non-affiliated public entity, and no non-management director shall serve on the board of directors (or equivalent governing body) of more than 5 public companies, without specific Board approval.

•     The Chairman shall regularly solicit from the members of the Board recommendations as to matters to be brought before the Board and shall ensure that such matters receive appropriate consideration.

•     The Board of Directors does not believe it should limit the number of terms an individual may serve as a director or that a fixed retirement age for directors is appropriate. Directors who have served on the Board of Directors for an extended time period are often able to provide valuable contributions and insight into the Company’s operations based on their experience with, and understanding of, the Company’s business, history and objectives.

3. BOARD COMMITTEES

•     The Board, by a vote of a majority of the whole Board, may establish and seek the advice of, and delegate responsibilities to, committees of the Board, and those committees from time to time at their discretion may engage external advisors.

•     The Board has established the following standing committees, each of which should meet as specified in its respective charter to review the matters with which it is charged, and to otherwise carry out its duties:

-     Audit

-     Compensation

-     Corporate Governance and Nominating

-     Finance and Strategy

•     The Audit Committee shall be composed of at least three directors who the Board has determined have no material relationship with the Company and who qualify as “independent” and “financially literate” directors under the NASDAQ rules and who satisfy the additional eligibility requirements for audit committee membership set forth in SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934. No director may serve on the Audit Committee unless he or she is independent.

•     The Compensation Committee shall be composed of at least three directors who the Board has determined to be “independent” directors, as defined under the NASDAQ rules and applicable requirements of the SEC. No director may serve on the Compensation Committee unless he or she is independent. No director shall serve on the Compensation Committee if he or she is an executive officer of a company on whose Board or equivalent governing body a member of the Company’s management serves. The Compensation Committee will review and approve corporate goals and objectives relevant to the compensation of the Company’s named executive officers, evaluate the officers’ performance in light of those goals and objectives and set the compensation level based on that evaluation.

•     The Corporate Governance and Nominating Committee shall be composed of at least three directors who the Board has determined to be “independent” directors, as defined under the NASDAQ rules. No director may serve on the Corporate Governance and Nominating Committee unless he or she is independent. The Corporate Governance and Nominating Committee will recommend individuals to be nominated to the Board and will review each committee’s charter annually with the applicable committee to be sure that the charter remains relevant and complies with applicable laws and rules.

121 West Wacker Drive, Suite 2050, Chicago, Illinois 60601 USA . OneSpan.com

•     The Finance and Strategy Committee shall be composed of at least three directors who the Board has determined to be “independent” directors, as defined under the NASDAQ rules. No director may serve on the Finance and Strategy Committee unless he or she is independent. The Finance and Strategy Committee will review the Company’s financing policies and related matters and will make recommendations to the Board. The Finance and Strategy Committee will advise management on the development and execution of its strategies and will make recommendations to the Board.

4. MEETINGS

•     The Board will hold at least 4 regular meetings each fiscal year at regularly scheduled intervals.

•     Each regular Board meeting shall include an executive session without management or any non-independent directors present. The independent Chairman, Lead Independent Director, or an independent director chosen by the directors present shall lead the executive sessions.

•     A meeting agenda and background material should be provided to directors prior to each meeting so that all Board members have an opportunity for advance review of the relevant materials, and senior management will be readily accessible to directors at all Board and committee meetings.

5. BOARD ACCESS TO EMPLOYEES; INTERACTION WITH THIRD PARTIES

•     Directors have access to Company employees to ensure that directors can ask all questions and glean all information necessary to fulfill their duties. Directors shall notify the Chief Executive Officer in advance of contacting any employee and shall use judgment to ensure that any such contact is not unduly disruptive to the business of the Company. In addition, as necessary and appropriate, the Board and its committees have access to the Company’s outside auditors and advisors.

•     In performing its functions, the Board and each of its committees is entitled to rely on the advice, reports and opinions of management, counsel, accountants, auditors and other expert advisers. The Board and each of its committees shall have the authority to retain and approve the fees and retention terms of its outside advisors.

•     It is the policy of the Board that the Company’s Chief Executive Officer, the Chief Financial Officer and Director of Investor Relations act as the spokespersons for the Company, although management may, from time to time, request individual directors to meet or otherwise communicate with various constituencies that are involved with the Company. Individual directors will only speak with stockholders and the media about the Company if authorized by the full Board and in accordance with the policies of the Company.

•     It is the policy of the Board that stockholders shall have reasonable access to directors at annual meetings of stockholders and an opportunity to communicate directly with directors on appropriate matters. The Board will generally respond, or cause the Company to respond, in writing to bona fide communications from stockholders addressed to one or more members of the Board. Directors shall notify the full Board of any oral or written communications received from stockholders and describe or send copies of such correspondence to the full Board. Stockholders and other interested parties are invited to communicate with the Board or any of its committees or directors by writing to the Board or any such committee or director at OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, Illinois 60601.

•     In order to facilitate open discussions, the Board believes maintaining confidentiality of information and deliberations is imperative. Each director has a fiduciary obligation to maintain the confidentiality of information received in connection with his or her service as a director or committee member.

121 West Wacker Drive, Suite 2050, Chicago, Illinois 60601 USA . OneSpan.com

6. BOARD AND SENIOR EXECUTIVE COMPENSATION AND RESTRICTIONS

•     Employee directors shall not receive any additional compensation for their service as directors.

•     A director’s annual retainer shall be paid in part in equity equal in value to at least 50% of such director’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership) until the director holds stock valued at no less than three times the annual retainer for directors (excluding amounts payable for Committee Chair or membership). Once a director holds stock valued at three times the annual retainer, such ownership should be maintained through the director’s term of service. In the event that the annual retainer fee is increased, directors will have three years to meet the new ownership guidelines. The Board will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship. To determine stock ownership levels, a calculation will be made as of January 31 of each year based on the then-current director aggregate annual retainer (excluding amounts payable for Committee Chair or membership), and for this purpose, (a) the value of a share of Company common stock shall be deemed to be the greater of the closing price on such January 31 (or if such January 31 is not a trading day, the last trading day immediately preceding such January 31 ) or the closing price of a share of Company common stock on the date on which the director acquired such share; (b) each share of unvested time-vested restricted stock shall count as one share of Company common stock; and (c) each share of unvested restricted stock subject to performance or other conditions other than time vesting shall not count for the purpose of determining stock ownership levels.

•     The Compensation Committee of the Board is responsible for evaluating and recommending non-employee director compensation to the full Board, and compensation for non-employee directors should be competitive and should encourage increased ownership of Company common stock through payment of a portion of that compensation in equity.

•     The Company shall not, directly or indirectly, including through or by any subsidiary, extend or maintain credit, or arrange for the extension of credit in the form of a personal loan, to or for any director or executive officer.

•     The Company’s named executive officers will forfeit certain bonuses and profits if the Company is required to restate its financial statements because of material non-compliance with any financial reporting requirements resulting from misconduct. Each named executive officer (including former named executive officers) will be required to reimburse any bonus and/or any equity-based incentive compensation he or she received and any profits he or she realized from the sale of the Company’s securities during the 12 months following the initial filing of the financial statements containing or embodying the non-compliance.

7. BOARD ORIENTATION AND CONTINUING EDUCATION

•     The Company shall provide new directors with a suitable orientation program to familiarize them with the Company’s operating businesses and to introduce senior management and primary outside advisors and auditors.

•     The Board believes that continuing education is essential to valuable Board participation and decision making. In addition, portions of certain Board meetings will be devoted to educational topics at which senior management and outside subject matter experts present information regarding matters such as the Company’s industry, business operations, strategies, objectives, risks, opportunities, competitors and important legal and regulatory issues. The Company encourages directors to periodically pursue or obtain appropriate programs, sessions or materials and the Company will reimburse directors for reasonable expenses in accordance with Company policy.

121 West Wacker Drive, Suite 2050, Chicago, Illinois 60601 USA . OneSpan.com